Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS INC. SUBMITS APPLICATION TO FDA TO RECEIVE BREAKTHROUGH THERAPY DESIGNATION FOR PV-10 FOR TREATMENT OF MELANOMA

FDA EXPECTED TO MAKE DETERMINATION WITHIN 60 DAYS UPON RECEIPT

KNOXVILLE, TN, March 24, 2014 — Provectus Biopharmaceuticals, Inc. (PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that it has applied to the FDA for Breakthrough Therapy Designation (BTD) for PV-10 for the treatment of melanoma. FDA guidelines state that the Agency will make a decision on the application within 60 days of receipt. The Agency’s records for FY 2013 show that the Agency’s Center for Drug Evaluation and Research (CDER) met that guideline 97% of the time.

Craig Dees, PhD, CEO of Provectus said, “The decision to apply for BTD stems from our Type C meeting held with the FDA’s Division of Oncology Products 2 in December 2013. At the meeting FDA expressed willingness to work with Provectus toward initial approval for the novel investigational oncology drug PV-10 in locally advanced cutaneous melanoma. This included a statement in the minutes that data in a cohort of patients that received PV-10 to all existing lesions should be submitted in a formal BTD application.”

Dees continued, “I want to make clear to our shareholders, the media and the market as a whole that BTD is not guaranteed and if the designation is conferred on PV-10 for melanoma, it does not bypass the need for a new drug application (NDA) and review, as both are required for commercialization of any drug. As I have stated previously, the Agency may yet recommend and it may be in the best interest of Provectus to undertake a small, short bridging study in patients where all tumor burden can be injected. This could occur either before or after we have approval to sell PV-10. Provectus has over $16 million in cash reserves and would not require additional capital or the resources of a partner to conduct such a study. If such a study is conducted, it also fits with needs for an international study supportive of licensure in Australia, Europe, China and India.”

Dees concluded, “We are confident that the studies done thus far illustrate the effectiveness and safety of PV-10: if you inject PV-10 into melanoma tumors, the tumors go away. For recurrent, aggressive skin cancers this unique mechanism confers tangible benefit to patients.”

In addition to PV-10 for melanoma, Provectus has recently initiated patient enrollment at St. Luke’s Hospital in Bethlehem, PA, for protocol PV-10-LC-01, which is assessing safety and preliminary efficacy of PV-10 for treatment of tumors of the liver. This is the third site participating in the study, in addition to Sharp Memorial Hospital, San Diego, CA and The Southeastern Center for Digestive Disorders & Pancreatic Cancer, Tampa, FL.

Furthermore, St. Luke’s, Sharp Memorial, M.D. Anderson Cancer Center in Houston, TX, and the University of Louisville in Louisville, KY, as well as key Australian centers, are participating in the expanded access study PV-10-EA-02, which affords access to PV-10 to patients with cutaneous or subcutaneous cancers who have exhausted all other treatment options.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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